EXHIBIT 99.2

Event Transcript

Multimedia Games [MGAM]

Q3 2004 Multimedia Games Earnings Conference Call

29 Jul 2004 16:30 (ET)

Corporate Participants

Clifton E. Lind – Multimedia Games, Inc. – President, CEO

Julia Spencer – Multimedia Games, Inc. – IR Director

Craig Nouis – Multimedia Games, Inc. – CFO, VP

Conference Call Participants

David Bain – Merriman Curhan Ford – Analyst

Bill Lerner – Prudential Equity Group – Analyst

David Katz – CIBC World Markets – Analyst

Jeff Martin – Roth Capital Partners – Analyst

Michael Friedman – Sidoti & Co. – Analyst

Tobias Welo – Black Rock Financial – Analyst

Wayne Archimbault – Black Rock Financial – Analyst

David Rainey – Akre Capital Management – Analyst

Multimedia Games [MGAM]

Q3 2004 Multimedia Games Earnings Conference Call

29 Jul 2004 16:30 (ET)

Operator

Good day and welcome, everyone, to the Multimedia Games third-quarter fiscal year 2004 conference call and webcast. This call is being recorded and will be available for replay by dialing 888-203-1112 or 719-457-0820 and enter the pass code of 550267 followed by the pound key. Once today’s presentations are complete, we will conduct a 30-minute question-and-answer session.

At this time, for opening remarks and introductions, I’d like to turn the call over to the President and Chief Executive Officer, Mr. Clifton E. Lind.

Clifton E. Lind, – Multimedia Games, Inc. – President, CEO

Thank you, Operator. Welcome to Multimedia Games’ fiscal 2004 third-quarter conference call. On the call with me today is Craig Nouis, our CFO.

Today, Multimedia reported its fiscal third quarter with earnings per share of 32 cents, which is about 6 [per]cent behind the guidance we provided when we reported our second-quarter results in April. While our earnings per share for Q1 and Q2 exceeded our guidance and we felt that we were on track to extend that record, three factors came together in Q3 to put us off track. The three factors: the decline in the number of Class II player stations, the lower average hold per day than we had expected, and our deferral of the recognition of revenue for two non-Class II player station sales made during the quarter, which amounted together to about $5.4 million in revenues and 6 cents in after-tax earnings per share, prevented us from meeting our target. The third item only became recently became evident as we completed our close examination of these two complex transactions, and finished our consultations with our audit committee and our auditors.

However, our third-quarter results reflect meaningful contributions from our plan to diversify our sources of recurring revenue by leveraging our core central determinant technology into tribal, charity, lottery, international, commercial casino and other gaming opportunities. The successes we have had to date in our diversification plan resulted in the new markets, all entered during this fiscal year, accounting for nearly 19% of our revenues.

Craig and I will provide perspective on the quarter and expectations for the fourth quarter but first, Julia Spencer will present the Safe Harbor comments.

Julia Spencer – Multimedia Games, Inc.

Thank you, Clifton. I need to remind everyone that today’s call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our judgments to be inaccurate or cause our actual operating results and financial condition to differ materially. Please refer to the “Risk Factor” section and other cautionary language in our earnings release and in our recent SEC filings.

Today’s call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in our earnings release and on our website at www.multimediagames.com in the Investor Relations section. I will now turn the call back over to Clifton.

Clifton E. Lind – President, CEO

In today’s quarterly release, we provided in-depth detail of our quarterly results, and Craig will expand on these in his comments momentarily. Before Craig provides more detail on our third-quarter performance, I wanted to provide a few comments on the quarter and briefly review our updated financial guidance.

Until very recently, we were optimistic that our comments and our discussions today would focus on the fact that our efforts to diversify our sources of recurring revenue are far ahead of schedule, and our belief that the number and significance of new jurisdictional, product, and market opportunities are the largest in our history. We knew we would have to deal with the ramifications of our decision not to introduce new gaming engines into the Oklahoma market until the outcome of the November election was known, and deal with the fact that while we had exceeded our guidance for Q3, we had done so with the help of two non-recurring items. However, as a result of the complexity of the accounting for two significant non-Class II transactions we entered into in the quarter, we recently determined that we should not recognize these sales under those contracts until a later date. Therefore, we cannot have as positive a discussion as we had envisioned, as we did not achieve our anticipated results for the quarter.

Over the past several quarters, we have been emphasizing the changing nature of Multimedia’s business mix and specifically our emphasis on revenue diversification. We’ve noted that Multimedia’s past is not its future and we fully expect that while we will continue to be a technology leader and innovator for Class II gaming, our move from being a niche market leader in Class II gaming to a more diversified provider to the gaming industry would result in the greatest returns for our shareholders. While the Q3 results are probably the first quarter with a very significant new market contribution, our future will almost certainly be comprised of significant future growth from new markets that we are not in today or were not in a year ago.

Over next two quarters, meaning by the end of calendar 2004, we expect the highest level of player station installations in the Company’s history during any six-month period. Additionally, our recent internal management meetings have been focused on the growing number of new international, lottery and other market opportunities, new products, and [both] the domestic gaming and casino market joint venture possibilities and new facility funding arrangements outside of Oklahoma. The extraordinary level of these new opportunities available to the Company at this time gives me great confidence in Multimedia’s future and our prospects for resuming the Company’s outstanding record of growth.

My enthusiasm for our growth is only slightly tempered, short-term, by the factors in the Class II market, which have weighed on this quarter’s operating results.

As many of you have visited Austin’s offices recently know, we’ve made great progress on the development of an entirely new gaming system that offers casino customers an unprecedented game platform that dramatically increases the capability of game selection and configuration. We plan on working with our customers and operators across many diversified markets to fully realize the value proposition of this revolutionary Class II system. At the upcoming G2E [Global Gaming Exhibition] tradeshow, we plan to showcase this system to a broad audience, and based upon the demonstrations already provided to our best customers, we expect a very strong industry response. We will provide an update on the progress we are making to commercialize this exciting new technology in our Q4 conference call.

I will return later to our progress since the end of the quarter, but I would like Craig to now provide some additional commentary on the third-quarter results.

Craig Nouis – Multimedia Games, Inc. – CFO, VP

Earlier today, we reported diluted earnings per share of 32 cents for our third fiscal quarter, compared to split-adjusted diluted earnings per share of 30 cents in the third quarter last year, and EBITDA of $23 million for the quarter, compared to $20 million for last year’s third quarter. Third-quarter EBITDA, net income and earnings per share were below our guidance, primarily as a result of lower-than-expected revenue from the sale of player terminals into non-Class II markets. While two significant contracts for the sale of (indiscernible) player terminals were entered into during the third quarter, after careful consideration, and consultations with our external auditors and the Audit Committee, we reached a conclusion that all revenue recognition criteria were not met by the end of the quarter.

Additionally, the network average hold per day was lower than previously expected, and the average Class II installed base during the period was similarly lower than expected.

The decline in year-over-year net revenue was partially attributable to the fact that last year’s third quarter reflected the sale of more than 1,000 Class III player terminals in the Class III Washington State market, which amounted to approximately $9.9 million of net revenue.

SG&A expenses increased approximately $2.4 million from the prior period, and as a percentage of our net revenue, SG&A increased to 34% in Q3, 2004 from 28% in Q3, 2003. As a percentage of net revenue, SG&A was down from the sequential quarter due to the benefit from a reduction in the Company’s incentive accrual realized in the third quarter. SG&A expense for the third quarter of 2004 continues to reflect an increase in salaries and wages and the related employee benefits and taxes due to additional personnel employed to address gaming development needs and for the Company’s New York Lottery operations. Also, travel costs increased due to our entrance into new markets, and continues to be higher than normal due to the temporary assignment of employees to New York.

Before I review some of the more significant details of the quarter, I wanted to remind everyone that while prior to our December 2003 quarter it was relatively easy to compute our approximate revenue share for the Class II market by simply dividing the line item allotments to hall operators by our Class II revenue, this calculation no longer works.

As we discussed many times previously, with Multimedia now generating revenue from five distinct markets, three of which involve meaningful revenue share arrangements, a calculation to derive at our Class II net revenue is more difficult. To do so, you will need to total the line items “Gaming Revenue, Class II, and Gaming Revenue – All

Other” and then back out your estimates for each individual market segment from all other categories, which includes contribution from the charity, TILG, New York racino and the Class III market.

As a general rule, the revenue sharing percentages for the Class II market have remained relatively consistent, at approximately 30%, with matrix pricing available where facilities meet certain requirements. The difference in revenue share percentages across these markets is one of the reasons why the significant new unit placements in the charity market were not enough to offset the lower network average hold per day in the Class II markets.

We’ve provided a lot of financial details in the press release this afternoon, so I will limit my comments to just a few specific quarterly highlights. Of course, we can cover anything else during Q&A.

Third-quarter results benefited from the recurring revenue generated from an average of 9,917 Class II player terminals with 8,793 of those player terminals being what we classify as New Generation units, which have higher holds per day than our Legacy units, as well from the recurring revenues generated by an aggregate average of 1,639 charity and Tribal Instant Lottery Game player terminals, which have higher holds than our Class II network average. Overall, the network average hold per day per player terminal, which includes contributions from our New Generation, charity and Tribal Instant Lottery Game units, was approximately $119 for the quarter, which is approximately 4% higher than the third quarter of 2003 average hold per day of approximately $114.

Our third-quarter results also benefited from a one-time adjustment related to the overaccrual of prior-year taxes, resulting in a lower-than-expected effective tax for the quarter and for the nine months. We expect our effective tax rate to be between 38% and 38.5% on a go-forward basis.

The Company’s incentive accrual was adjusted in the current quarter, resulting in a benefit of $1.4 million to SG&A expense. In aggregate, these items amounted to approximately $2.6 million after tax, or a benefit to diluted earnings per share of 8 cents.

Depreciation and amortization in the June 2004 quarter increased to $9.5 million, from $5.5 million in the June 2003 quarter. As I noted earlier, the higher level of depreciation and amortization is due to the higher average number of installed player terminals in Q3 2004 compared to Q3 2003. Depreciation and amortization expense as a percentage of average net PP&E was 9.8% for the current quarter and 9.6% for the June 2003 quarter.

Inventory increased significantly, by approximately 57%, from $17.3 million at March 31, 2004, to $27.2 million at June 30, 2004. We believe that our June 30 inventory levels are appropriate and will allow us to proceed with the planned fourth-quarter new unit placements.

The additions to our property and equipment in the quarter were $22.9 million, which included approximately $14.7 million in player terminals and related equipment. As I’ve pointed out in the past, this figure includes more than just the cost of player terminals; this figure also includes third-party licenses, component parts and the related back-office equipment used to run our network.

As discussed on our last conference call, net income and earnings per share continues to be impacted by the start-up costs for the New York Lottery central system, and represented approximately 3 cents per diluted share in Q3 2004. Currently, there are four tracks up and running in New York, and we do not expect any of the four remaining tracks to open during the current fiscal year. As such, net income and diluted earnings per share for Q4 will also reflect these start-up costs for the New York system.

Due to the recent opening of Monticello’s facility, we expect the impact to the fourth-quarter earnings per share to be reduced to approximately 2 cents, which is a modest improvement from the financial impact experienced in the first three quarters of the year.

Now, I will turn the call back to Clifton for a little bit more commentary on the June 2004 quarter, and our Q4 and updated fiscal 2004 guidance and our strategic initiatives.

Clifton E. Lind – President, CEO

In this afternoon’s release, we addressed in detail the matters which we believe are most relevant to Multimedia and most pertinent to those who follow the Company. Given the detailed content in that announcement, I will spend just a minute more reviewing the near-term outlook and the Q4 ‘04 financial guidance and adjusted FY ‘04 guidance.

Multimedia’s Q4 FY ‘04 guidance reflects the benefit of the expected placements of approximately 1,500 player terminals under our existing development agreements, and the expected placements of approximately 1,000 player stations in other Class II facilities and charity markets. Our guidance also considers our current estimate of the Q4 FY ‘04 impact from the reduction of player terminals in the Oklahoma Class II market at the beginning of this period, as well as some future anticipated reductions at certain facilities.

The fourth quarter is anticipated to reflect the recent introduction of new Class II and charity market products, the completion of the rollout of the Company’s Gen4 gaming platform, and the anticipated conversion of the Tribal

Instant Lottery system to the universal currency and player-tracking systems deployed in the casinos where those units are installed. Q4 ‘04 results should also benefit from the two player terminal sales which we discussed earlier, and [whose] revenue we decided to defer into next quarter.

In addition, Q4 ‘04 and FY ‘04 guidance reflected ongoing expenses for our investment in the New York video lottery system, as Craig has discussed. Multimedia expects to benefit from its role as a central determinant system provider in calendar 2005 once the balance of the facilities are opened, especially Yonkers and Aqueduct. Some of the news that we have shared with you today about the impact of our quarter, and our decision not to deploy new, more aggressive gaming engines until the results of the election are known in November still do not overcome the fact that, with our new guidance in Q4, we are projecting from 63% to 77% in growth in EBITDA over the same quarter last year, from 52% to 74% growth in net income from the same quarter last year, and diluted earnings per share, depending on where it falls in the range, [that] will be up 48% to 68% from the same quarter last year. When taken as a whole, EBITDA, net income and diluted earnings per share have grown very nicely for the nine-month period, and will show very impressive growth in the fourth quarter of this year.

I think it is evident from our release today and my comments that I have made and I will make in response to your questions that we believe there are substantial growth opportunities for Multimedia Games as we continue to provide innovative new products for new and existing markets. Also, at the same time, we continue to manage the possible challenges which we are facing in the Class II market, in light of the fact that we do not intend to jeopardize our licensing process in new, emerging markets by jumping the gun and prematurely running games which would only be legal if they are covered by the Compact.

Operator, let’s open the floor to questions.

Questions and Answers

Operator

Thank you, sir. Today’s question-and-answer session will be conducted electronically. (OPERATOR INSTRUCTIONS).

David Bain – Merriman Curhan Ford – Analyst

For the installs during the quarter and the ones that are anticipated in Oklahoma, [are those] from the same tribe or are those different tribes?

Craig Nouis – CFO, VP

David, [those are] from a number of tribes. There is one tribe that accounts for a decent portion of them, but there are a number of tribes that contribute to that.

David Bain – Merriman Curhan Ford – Analyst

The network average that you guys were talking about, $119; that includes WinStar, Alabama or TILG, or is that just the Oklahoma market? Did you mean that for the full…?

Craig Nouis – CFO, VP

That was a blended network average for all systems.

David Bain – Merriman Curhan Ford

Given that you are in some of the newer markets, like Alabama and the C-TILG market, are the factors just competitive?

Craig Nouis – CFO, VP

Say that again?

David Bain – Merriman Curhan Ford

Are the factors just competitive? Were there any other issues out there that you could point to in Oklahoma? Was everyone down or was it…?

Clifton E. Lind – President, CEO

First, let me say, we have excellent results in the Tribal Instant Lottery market and the market that we have in Alabama. We’ve had extraordinary growth in the number of machines during the quarter in Alabama, and we continue to be very pleased with the hold per machine, based on the very significant increase in the number of machines we have playing in that market.

However, in the Oklahoma market, we now have a very large number of competitors who are offering the games which would be covered by the Compact. Those games, which are all one-touch games, are preferred by the slot players over our interactive standard-sequence bingo games, which require multiple touches. The major impact of that is seen by the fact that on Monday, Tuesday, Wednesday, and Thursday night, we are no longer the game of choice, and so our hold per day has fallen pretty dramatically on non-peak times. During the peak times, since we continue to have a large number of machines in most of the locations that we are in, we do very nicely and have a very acceptable level of hold, but we are currently getting killed during the off days by the one-touch machines that get played first in those facilities.

So, until one of two things happen, until the November election results in the approval of the gaming legislation, which will let us again run the games that will then be covered on the Compacts, we are going to continue to be at a competitive disadvantage. As I said before, we are currently applying for licenses in too many venues, in too many new jurisdictions to, for short-term gains, risk our future by doing what some of the others are doing and running those games without the benefit of a Compact. So it is the drop in the hold in Oklahoma that is pulling down the rest of the network average, and Alabama and California [that] are pulling it up.

David Bain – Merriman Curhan Ford

So in Oklahoma, the hold per day is more like $100?

Clifton E. Lind – President, CEO

I’d don’t know that we’ve ever broken that out.

Craig Nouis – CFO, VP

No, we haven’t broken it out, but it’s not that low, David.

David Bain – Merriman Curhan Ford

The Louisiana charity market you guys mentioned in the press release – could we get a little color on that?

Clifton E. Lind – President, CEO

It’s a small market. It will not have nearly the same number of machines or be nearly as lucrative as the market in Alabama. It is just significant in that it is a second state that has embraced electronic bingo as a form of gaming. That market currently has restrictions on the number of hours of play and the number of machines that can be in any one facility, so it will not significantly impact earnings, but it will be significant in that it is yet another state that has opted, in the recent past, to conduct electronic charity gaming based on bingo games.

David Bain – Merriman Curhan Ford

Just the last question for me, on the downloadable games going into potentially Class III tribal facilities in the first half of ‘05, can we get kind of an update there? Has there been some sort of response from potential customers? Have you shown it to potential customers?

Clifton E. Lind – President, CEO

We’ve had very good response from all the customers that we showed it to. GLI has a published spec; by the end of September, our system will be certified under that spec. As you know, we will deploy that in some Class II venues prior to the end of September, and we will have it on display at G2E.

Bill Lerner, Prudential Equity Group – Analyst

A few questions: one is if you could just talk about, given that Oklahoma now – the referendum is going to become a more important event from a competitive perspective, how are you still comfortable with the new guidance? Are you being overly conservative, for clearly quite the opposite – something could happen and other games could get removed, or the network average could get whacked? How are you getting there?

Craig Nouis – CFO, VP

Look, Bill, we have very good visibility on the number of games that are going in. We have scheduled, for a long time, the removal of machines from certain locations. We’ve known that since we were unwilling to run other games that, as our games’ hold per day came down relative to the other games’ [hold per day], that we could expect to take those out. We’ve also refused to lower our pricing for certain tribes who ask for concessions other than our matrix pricing, so we’ve had those games scheduled to come out for some time in certain facilities.

I do not think that we’re going to be surprised by the number of games that will be taken out in addition to the ones that we already have in the plan. Since we are in control of most of the games that are being installed, I feel good about our ability to meet the Q4 guidance. We have seen a significant improvement in our hold per machine in Oklahoma since we introduced the new games and new platforms. [These are] not new gaming engines, but new games running on Reel Time Bingo that we introduced the first week of July; we continue to expand very aggressively the number of those games that are in the field. They are starting to have a meaningful impact on our hold per day per machine, even in the Oklahoma market. So we feel good about it, and obviously, just like there were things that got delayed that we expected this quarter, it is possible that some of the placements would get delayed, but we feel that the vast majority of the removals have taken place.

Bill Lerner, Prudential Equity Group

Just a couple of other questions. [I’m] just a little confused about what you guys are terming this “complex sale deal.” I don’t understand that you are now booking it in the fourth quarter and it is non-Class II. What other color can you give? I don’t know if you certainly can give location or anything, but what else can you say about it?

Clifton E. Lind – President, CEO

Bill, there are two of those and we will let Craig talk about them because they are each separate issues.

Craig Nouis – CFO, VP

Yes, we spent a lot of time with those transactions during the quarter, and we had the schedule lined up, but in the end, you know, these were some pretty complex contracts and delivery schedules. When we did a thorough analysis of both contracts, we decided that it was more appropriate to wait and recognize those revenues in this quarter, when they are actually taken in possession by the tribes themselves.

Bill Lerner, Prudential Equity Group

I understand why it’s being pushed into the fiscal fourth quarter, but I guess my question really is what is it? The only thing I’ve known you guys to sell outside of Class II is Washington State VLTs. Is this more Washington but some complex arrangement? California? You don’t want to specifically say what it is but it’s something in California? Can you just elaborate?

Clifton E. Lind – President, CEO

Yes. Certainly, it’s a Washington State situation. Bill, the reality is that these Class III gambling devices can only be shipped to tribal lands, and even though the facility was scheduled to accept those and sent us a letter saying that they were going to accept delivery at another facility that was not a tribal gaming facility, the regulators did not feel good about that and so they asked us to hold the machines. They wouldn’t accept them at a warehouse, but asked us to hold them until the facility was ready to accept them.

So, just on review of that, even though they had sent a letter early on saying we can’t accept them on schedule and [you] can’t deliver them to a warehouse, we determined that it was just prudent to recognize those [unit sales] when they [the units] were actually finally delivered to the location that they could be delivered to.

Bill Lerner, Prudential Equity Group

So they’re both Washington State then, these deals?

Clifton E. Lind – President, CEO

I didn’t say that.

Bill Lerner, Prudential Equity Group

Okay, actually two other questions: one is, can you elaborate a little bit on what’s going on in Oklahoma? Someone’s undercutting you, obviously, on the revenue share. Is it somewhat relevant? Is it someone that might go away after the outcome of a referendum in November?

Clifton E. Lind – President, CEO

Well, for a long time, there have been people undercutting us on the rev share. This is not a new situation; this is a situation in a facility where a particular tribe has asked us for a number of years to go to a revenue share even lower than our matrix pricing. We have consistently told them that we will not do that, which is why we had that scheduled out, as it appears will happen by the end of this fiscal year. So this is not a new story, but the completion of a process that began 2.5, 3 years ago.

But I mean, there is a large number of current players in Oklahoma who have, for a long time, been below our revenue share.

Bill Lerner, Prudential Equity Group

Okay. The last one is just what’s the update on this NIGC review of the WinStar deal and service agreement versus management agreement?

Clifton E. Lind – President, CEO

Based upon our communications with the tribe and our earlier communications with NIGC – where we’ve provided them all the information that they’ve asked for – it is the tribe’s position and our position that we have provided the appropriate answers insofar as the question of the management issues; I personally went to Washington and apologized to Penny [Coleman] for sending the wrong documents, and [said] that it was an oversight of my staff under my direction, and I apologized for that.

We have not received either a letter saying that the issue was resolved, nor have we received a letter that says that the issue is not going to be resolved. The tribes have provided to NIGC all the information that they have that was relevant to the situation, and we are proceeding with a number of tribes with agreements that we certainly feel are not management contracts, and that we feel that are consistently in the interest of the tribal customers. Whether or not there will ultimately be a formal resolution to that that is something that we can share, remains to be seen, but we are confident that we and the tribes are not in a management-agreement situation and both we and the tribes are confident that we do not have a proprietary interest in the operation of the gaming facilities, and we both remain confident that we have provided all of the information to NIGC that should help them fully understand the transaction and relieve any of their concerns about our relationship. But there has been no further written communication or any communication with the tribes that has been shared with us in the last several weeks.

Bill Lerner, Prudential Equity Group

I guess the real last one is you guys have plenty of cash; I know there’s a lot of – there’s probably a bunch of other – well, there’s certainly other development deals in the pipeline. You are generating lots of free cash flow, regardless of missing the Street by $700,000 this quarter. Would you consider buying back stock, given what the stock likely will do tomorrow? It’s indicating down dramatically more than is probably indicative of your miss today.

Clifton E. Lind – President, CEO

As you are aware, we have authority from the Board at Craig’s discretion and my discretion to use cash to buy back stock, and have an authorization to buy back a large number of shares. Especially because of this situation, we will evaluate whether or not that is the appropriate use of the cash. As you know, we cannot, for 24 hours or more, get into the marketplace, so certainly we will not be able to do anything tomorrow or Monday, but we will look at that, as we have done in the past, to see it that is the best use of our cash.

David Katz, CIBC World Markets – Analyst

Fortunately, most of my [questions] have been asked and answered. Thanks.

Jeff Martin, Roth Capital Partners – Analyst

Clifton, could you give us a little more detail? You mentioned some international initiatives in your press release and also joint venture opportunities.

Clifton E. Lind – President, CEO

Well, certainly I will give you a little more color. I’m not going to give any details. I mean, there’s a little cottage industry in finding out what Multimedia is up to and then going around and trying to take the business away from us. But let me say that we’ve got several active international initiatives of a variety of natures in countries where we are comfortable pursuing these opportunities either directly or through a domestic partner. We know that we are competing with some other domestic and international players for those opportunities, so I won’t go into much more detail on them, but you will find us aggressively competing for international gaming opportunities in the future.

We are also constantly asked, as is the case today, to partner up on domestic casino and other gaming ventures, and we have a number of those in discussions today as well, a larger number can than we’ve ever had before from a larger variety of potential partners than we’ve ever had before. But I’m just not going to give a road map to anybody about what our plans are. That’s really all I can say, Jeff, and I know that’s not very satisfying, and I know you’d like more, but…

Jeff Martin, Roth Capital Partners – Analyst

How about more like a schedule on when you plan to have something definitive to announce?

Clifton E. Lind – President, CEO

Could you speak up a second? I couldn’t hear that. Would you repeat that?

Jeff Martin, Roth Capital Partners

What kind of schedule are you looking at in terms of having something definitive to announce, specifically [as] to those types of arrangements?

Clifton E. Lind – President, CEO

Well, we will be shocked if we do not announce some things by the end of this calendar year.

Jeff Martin, Roth Capital Partners

Secondly, my question is on Oklahoma; are you able to give us a number on how many tribes are [removing] games, and, additionally, the relative size of those facilities?

Clifton E. Lind – President, CEO

Jeff, it’s probably, I would say, somewhere between five or seven different tribes. Most of those tribes have a relatively small amount of decreases. In addition to those particular tribes, the decrease in the Reel Time Bingo units also related to some removals in the Kansas City location, as we’ve talked about before. But there’s a handful of tribes. Most of those tribes have taken out relatively modest amounts, and one of the tribes has taken out a fairly decent portion of our games.

Michael Friedman, Sidoti & Co.

A quick question on the tax rate: what’s your guidance for the fourth quarter and full year ‘04?

Clifton E. Lind – President, CEO

38% to 38.5%.

Michael Friedman, Sidoti & Co.

Is that for the fourth quarter or for the full year?

Clifton E. Lind – President, CEO

No, that’s for the fourth quarter.

Michael Friedman, Sidoti & Co.

As far as the two contracts that weren’t recognized in the third quarter, was that part of the original guidance that you gave for the third quarter of fiscal ‘04?

Craig Nouis – CFO, VP

We had anticipated some Class III in our third-quarter guidance, yes.

Michael Friedman, Sidoti & Co.

Then you said you were not surprised by some of the removals in Oklahoma. How many more do you expect in the future, or at least in the fourth quarter?

Clifton E. Lind – President, CEO

Well, I want to talk about – first, included in this quarter were also some conversions of some Class II machines that were in California that were running Reel Time Bingo and got converted to run the Tribal Instant Lottery Game. As Craig said, we also had a very meaningful number of machines, 152, that we came out of the Wyandotte facility in Kansas. Also, because of expansion plans, we had some other machines that were taken out, but that will be put back in after some construction things are complete. So, I just want to emphasize that there were a large variety of reasons why machines were taken out during this quarter.

There was one tribe that we had forecast in this year to remove all the machines for the entire year. We had it forecast for them to come out over the last nine months on an equal basis, let me say! (LAUGHTER). That is what’s taking place, and that was something that, by mutual agreement with the tribe, we knew was going to happen, because we could not get into agreement on a revenue share that we felt was attractive. That is primarily one location with one tribe, and that is the only large facility that’s involved in taking out a meaningful number of our machines.

So, as you know, we have a very large network of Class II facilities that are concentrated in Oklahoma. Again, each of these locations has a competitor six to eight miles down the road, and those competitors are putting in one-touch games that would be legal under the Compact but don’t appear to be legal without. Well then, all of these smaller facilities have to put in the same games or they lose customers to the folks down the street.

Again, I just wanted to say that we have too many immediate opportunities in emerging markets where we are in the process of applying for licenses for us to put ourselves in the position where anyone could accuse us of conducting games that were not approved to be conducted. So, we have made the decision to stick with the running of standard-sequence, linked interactive bingo games, even though we know that, for this quarter and next quarter, it will impact our earnings. Again, hopefully, the November 2 election will provide a resolution where we can once again offer the same type of games that are being offered by our competitors.

Michael Friedman, Sidoti & Co.

But just to reiterate, it seems as though there are two issues. One is you kind of lost out [to competitors] on price; the other one was more to gray-area [machines]. Is that right? Would that be correct?

Clifton E. Lind – President, CEO

That’s absolutely correct.

Michael Friedman, Sidoti & Co.

Can you give us the percentage? Was it 50/50, 60/40? How did that break out?

Clifton E. Lind – President, CEO

No, no, no! There’s only one or maybe a second small facility where pricing has been an issue.

Michael Friedman, Sidoti & Co.

So, as far as the games that were removed, their [replacements] are a little bit more gray [area games]; they are a little bit more on the line [between legal and illegal]. They may even possibly be illegal without the Compact. Is it fair to say that the company that replaced your machines would not be another large Class III manufacturer? They wouldn’t put their license at risk for something like this?

Clifton E. Lind – President, CEO

That’s certainly the case in the removals we’ve been talking about on this conference call.

Michael Friedman, Sidoti & Co.

Lastly, would you expect more removals for similar reasons in the fourth quarter guidance that you have?

Clifton E. Lind – President, CEO

Included in the guidance, we’ve taken into account, in the guidance and in the placements, the fact that we expect to remove some additional machines, yes.

Michael Friedman, Sidoti & Co.

Can you give us an idea how many more? Is it a significant number or is it just a couple?

Clifton E. Lind – President, CEO

No, no, no it’s a significant number. With the one particular facility, we expect to remove another 400 machines over the course of the quarter.

Tobias Welo, Black Rock Financial – Analyst

I kind of think the questions change a little bit when [Nasdaq] shows your stock down 30% in the aftermarket, on what is not a large miss. Granted, it is a miss. Can you talk a little bit about fiscal ‘05? I mean, is there any chance that you could actually see your EBITDA down in fiscal ‘05? I mean, it looks like people don’t expect you to be around, based what the stock’s doing!

Clifton E. Lind – President, CEO

Yes, let me say that we expect to place more player stations in the next two quarters, based upon either development agreements that have been signed, the completion of a facility that is nearing, or other situations where tribes have requested us to deliver machines by certain dates. We intend to place a record number of machines in the next two quarters, and those placements do not take into account any positive benefit that we might get as a result of the November election in Oklahoma, and the fact that we, too may be able to offer different kinds of games.

So, you know, I need to try to factually direct your attention to the fact that we are about to have our best two quarters of placements that this Company has ever had. We view this as only that we have sat still for a quarter, and that has been a quarter in which we have had very impressive results in other markets, consistent with our plan to diversify. So, I’m afraid the fact that we collectively made the decision not to put our licenses at risk in Oklahoma – the potential damage of that is being overestimated. When I took over as CEO of this Company, I said I would not make decisions based on short-term earnings, but on the long-term future of this Company, and I have never been in a situation where the future of this Company looked any brighter than it does today. I say that knowing that we are basically standing still in Oklahoma until the results of this November election take place, other than the fact we’re going to put in play, in Oklahoma, both this quarter and next quarter, a very impressive number of player stations that, regardless of the outcome of the election, will continue to be the subject of our long-term contracts.

So you know, I can’t give anybody any investment advice, and I wouldn’t try to, but I would say that I think any prediction of the degradation of our future may be a little bit overstated at the time. (Multiple Speakers) – [We are] aggressively working on more opportunities than we’ve ever had in the history of this Company, and we are working hard to make sure each of those opportunities becomes a reality.

Tobias Welo, Black Rock Financial

With that being said, and that’s not to mention possibilities like Pennsylvania and even Texas, potentially, can you also then talk about net cash on the balance sheet? I know this was mentioned earlier, and the aftermarket can be strange, but [if the stock price is] anywhere near these levels tomorrow, I mean, what could potentially keep you, with this longer-term perspective, the bright future, from just saying “Hey, why wouldn’t I buy back 10, 20% of the Company?”

Clifton E. Lind – President, CEO

(Multiple Speakers). In the next two days, we can’t do anything, so tomorrow and Monday are out, but as I said before, Craig and I have the ability, once we see where this settles out, with the support of the Board, to use some or a significant amount of our current cash to do that. So, we believe we will be spending a great deal of time evaluating that each day and coming to a decision.

The logic of your question cannot be denied. (Multiple Speakers)

Wayne Archimbault, Black Rock Financial – Analyst

My questions have been answered. Thank you.

David Rainey, Akre Capital Management – Analyst

I want to [focus] on one number. On the first page of the release, you give us the average game unit counts for charity and TILG at 1,339, right, for the quarter?

Clifton E. Lind – President, CEO

Correct.

David Rainey, Akre Capital Management

On the second page, in some of the notes, you talk about [how] currently today in Alabama, you have 1,600 units on the ground. Is that right?

Clifton E. Lind – President, CEO

That is correct. That is as of obviously July (Multiple Speakers)

David Rainey, Akre Capital Management

A couple of days ago or something. So then, how should we think about the count in California today, given that the Alabama numbers are 1,600 and the average for the quarter was 1,639? Where’s California?

Clifton E. Lind – President, CEO

As I said earlier, but not too clearly, because of the construction project in California, some of the TILG units were temporarily removed, and they will be reinstalled after the construction is completed.

David Rainey, Akre Capital Management

Okay, so those aren’t the units that were being sold, whose sales accounting has been delayed?

Clifton E. Lind – President, CEO

No.

David Rainey, Akre Capital Management

This is something else involving one of the tribes out in California, so you actually took machines off line?

Clifton E. Lind – President, CEO

That is correct.

David Rainey, Akre Capital Management

Then they will be coming back on line?

Clifton E. Lind – President, CEO

That is correct.

David Rainey, Akre Capital Management

When they come back online, will they be Gen 4 ready?

Clifton E. Lind – President, CEO

Yes, (indiscernible) by the end of the quarter, all of the – the TILG system already is Gen 4, David, but the more important thing in…?

David Rainey, Akre Capital Management

Will they be cashless?

Clifton E. Lind – President, CEO

They are now currently cashless, but the more important thing is, by the end of a quarter, they are all scheduled to be tied into the existing player tracking and currency systems, so not only are they cashless, but the tickets can be used to go back and forth between our machines and the other machines on the floor.

David Rainey, Akre Capital Management

Will the player tracking cards also work in them?

Clifton E. Lind – President, CEO

That’s correct.

David Rainey, Akre Capital Management

That’s correct, so they will be all zipped up finally?

Clifton E. Lind – President, CEO

Yes. That’s been a long process but

David Rainey, Akre Capital Management

That’s been a long process, right.

Clifton E. Lind – President, CEO

…that required us working in each case with different player tracking and back-office systems, so there’s a good bit of coordination, some of the timing of which is beyond our control.

David Rainey, Akre Capital Management

So you all were aware of the timing of the construction takedown of the games, or did that surprise you in California – the games coming out or being turned off for awhile?

Clifton E. Lind – President, CEO

I don’t know how to appropriately answer that. We certainly knew that the construction was going to take place initially; we did not understand that it was going to require the take-out of some units. So I mean, it’s part yes and part no.

David Rainey, Akre Capital Management

Got it. So, your inventory level is today at about $27 million.

Clifton E. Lind – President, CEO

Right.

David Rainey, Akre Capital Management

You know, using around $8,000 per unit in kind of a finished goods [estimate] suggests about 2,500 to 3,000 unit equivalents in inventory?

Clifton E. Lind – President, CEO

Yes, that would be how – I will let Craig talk to you about that. I just want to say, don’t forget that we have in our inventory, not only finished units, but components for units that are going to be constructed and delivered. We also have spares in our inventory and all of the server components for the systems that we install, so it’s not just simple math but – (Multiple Speakers) – $8,000 would be too high to use as a number. Craig, you can give some more color on that.

Craig Nouis – CFO, VP

David, typically [for] the player stations by themselves, the better average is roughly $6,000 typically, but in our inventory as it stands today, there are almost 900 finished units, and then we’ve got another 1,600 unfinished units, which are the boxes, and we’ve obviously got the component parts and everything, so it’s a matter of minor assembly to get the rest of them. So we are really looking at a number closer to 2,500 units that are effectively ready to be utilized and shipped out.

Clifton E. Lind – President, CEO

Let me say, David, because of the construction – I mean, the build cycle that is involved, we are in the process of placing orders for more components that go into the systems that we build. Next week, we will be ordering more units for us to finish, just to meet the expected deliveries in August, September and October.

David Rainey, Akre Capital Management

Then my last question would be just again about Alabama. Can you talk about your initial market share in Alabama versus your current market share, with maybe some thoughts on what incremental market share either has been over the last month or two, or what you anticipate it will be as that market grows for you?

Clifton E. Lind – President, CEO

Our market, of course, it varies in the different facilities that are there, and I want to say that our market share has grown very significantly over the quarter. In spite of the growth in the market share and the fact we have the largest number of machines in the facility, we think that our hold per day has held up very nicely. Obviously, as you dramatically increase the number of machines on the floor to satisfy the needs during the peak period, you also are creating more machines on the floor that, during the down periods, are idle, and so it is normal that until advertising and promotion helps the market grow [and] take the expanded number of machines, that as you significantly increase the number of machines overall in the facility, the average hold per machine will come down.

But let me say, our customers and Multimedia are very pleased with the way our hold has held up and obviously, we think it speaks for itself that our market share has grown during this period in relation to all other vendors.

David Rainey, Akre Capital Management

Just any thoughts on how the market is growing?

Clifton E. Lind – President, CEO

Well, obviously the legislation there that would’ve authorized this type of gaming in other counties is not going to get passed this year. Ee believe has a very good chance of getting passed next year, so we think you’ll see an expansion throughout the state of this type of gaming next year, but it will only be limited to the two counties that it is currently in right now. There will more than likely be other facilities that spring up in the places that it’s legal, and we certainly intend to do our best to make sure we have a good presence in any new facilities and continue to build our presence in the facilities that we are in [currently]. According to the information that we have, both of the operators still are focused on expansion of their facilities.

David Rainey, Akre Capital Management

How is foot traffic building in those two facilities?

Clifton E. Lind – President, CEO

It’s rather extraordinary. On the weekends, they are still having more people try to get in on certain weekend nights than the fire marshals will allow. We feel that once they get into a good advertising and promotional mode, they will be able to significantly build attendance in the facilities during the week.

David Rainey, Akre Capital Management

Great! Thank you!

Operator

That does conclude today’s question-and-answer session. At this time, I would like to turn the call back over to you, Mr. Lind, for any additional or closing comments.

Clifton E. Lind – President, CEO

Thank you, Operator. I want to thank everybody for their interest in Multimedia Games. We have a stronger and larger scientific and development content team than we’ve ever had in the past. We have more opportunities and are more excited about the opportunities that lie ahead still in Class II, as well as Class III, the charity markets and the other new markets that we’re now working in to try to enter that we’ve not been in in the past. We also have a cash position that enables us not only to do financing, but also to be in the position to do what is right for the long-term interest of the Company. We have more development agreements under discussion now than we ever have had before, and most of them are outside of Oklahoma. We think that next year will be a year of growth for us, and we believe that this short-term setback that we have received because of the fact that we have made the conscious decision to continue to offer only standard-sequence bingo games while other forms of gaming have proliferated in the Oklahoma market, will prove in the long run to be a good decision.

We look forward to reporting to you again on our progress in the future. This management team remains enthusiastic about this Company, about this team and about the markets that we are in and are entering, and we ask for your continued support.

Thanks, Operator, and thanks for believing in Multimedia Games.

Operator

Thank you. That does conclude today’s conference. We do appreciate your participation. You may disconnect at this time.